CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Zheng Hui Corporation
Nevada

We consent to the use of our report dated June 7, 2010, in the Registration Statement on Form S-1, with respect to the combined balance sheets of Zheng Hui Corporation as of December 31, 2009 and 2008, and the related combined statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009.

We also consent to the reference to us under the caption, “Experts”, in this Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
July 12, 2010